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                 November 23, 2022

       Shantanu Narayen
       Chief Executive Officer
       ADOBE INC.
       345 Park Avenue
       San Jose, California 95110-2704

                                                        Re: ADOBE INC.
                                                            Registration
Statement on Form S-4
                                                            Filed November 15,
2022
                                                            File No. 333-268364

       Dear Shantanu Narayen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at 202-344-5791 or Jan Woo, Legal Branch
       Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology